For period
ending
November 30,
2015


Exhibit 77C
File number
811-8765




Submission of Matters to a Vote of Security Holders:

On September 21, 2015, the Fund's shareholders elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.




Managed High Yield Plus Fund Inc.

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